FOR IMMEDIATE RELEASE

NASDAQ symbol: NVAX

NOVAVAX BOARD OF DIRECTORS ELECTS GARY C. EVANS CHAIRMAN AND PROMOTES RAHUL SINGHVI TO SENIOR
VICE-PRESIDENT AND CHIEF OPERATING OFFICER

MALVERN, PA., April 4, 2005 – Novavax, Inc. (Nasdaq: NVAX), a specialty biopharmaceutical company, today announced changes to its Board of Directors and senior management team. Effective today, Gary C. Evans, a Director of Novavax since 1998, has been elected by the Board of Directors to the position of Chairman of the Board. Mr. Evans’ role as Chairman will be a non-executive position. Former Chairman Dr. Denis O’Donnell will remain on the Board as a Director.

“On behalf of the Board, I would like to thank Dr. O’Donnell for his five years of distinguished service as Chairman. We continue to recognize the great value of his clinical experience, as well as, his continued participation on the Board,” said Gary C. Evans, Chairman of the Board of Novavax, Inc.

The Board also approved the promotion of Dr. Rahul Singhvi to Senior Vice-President and Chief Operating Officer of Novavax, from his prior position as Vice-President Pharmaceutical Development and Manufacturing Operations. Dr. Singhvi will continue to report to Nelson M. Sims, President and Chief Executive Officer of Novavax.

“I know that I echo the thoughts of the entire Board of Directors of Novavax by saying we believe the value of our unique drug delivery technology developed by our scientists over the past ten years along with the significant capital investment from our shareholders, has yet to be realized by the marketplace. We have developed a product utilizing this new technology, ESTRASORB®, that has been approved by the FDA, and is gaining acceptance by the consumer, although at a pace below our original expectations. Novavax has a very dedicated work force that has the drive to accomplish our goals and objectives,” said Gary C. Evans, Chairman of Novavax. “My immediate priority will be to ensure the business fundamentals of corporate governance and accountability are administered, and provide leadership and strategic direction to support the existing framework. I will attempt to use my financial background and experience to assist the management team in regaining our financial footing in an effort to ensure our future viability.”

Mr. Evans retired today as President and Chief Executive Officer of Magnum Hunter Resources, an independent natural gas and oil exploration and development company, which he originally founded in 1985. The Company is based in Irving, Texas and traded on the New York Stock Exchange. Magnum Hunter is in the process of merging with Cimarex Energy in a $2.1 billion transaction with closing anticipated prior to June 30, 2005. Mr. Evans will remain as a Board member of Magnum Hunter. Mr. Evans has served in the senior leadership position as well as Chairman of all the Magnum Hunter subsidiaries since their formation or acquisition dating back to 1985. Mr. Evans also serves on the Board of Advisors of the Maguire Energy Institute at Southern Methodist University. Mr. Evans was recognized by Ernst and Young as the Southwest Area 2004 Entrepreneur of the Year for the Energy Sector and was recently inducted into the World Hall of Fame for Ernst & Young Entrepreneurs.

Since Dr. Singhvi joined Novavax one year ago, his leadership and knowledge in manufacturing and pharmaceutical development have been critical to Novavax achieving a streamlined ESTRASORB production process enabling the product launch, completing the installation of new high speed packaging equipment, achieving an agreement with Ranbaxy Laboratories to evaluate a new transdermal product, and advancing new MNP candidates into pre-clinical trials. Dr. Singhvi holds a Master and Doctorate of Science degrees in Chemical Engineering from the Massachusetts Institute of Technology and a Master of Business Administration from the Wharton School. Dr. Singhvi joined Novavax after 10 years experience with Merck & Co. Dr. Singhvi served as a Director within the Merck Manufacturing division, and held leadership positions that included responsibility for technology transfer and development of new products. He holds several patents in the area of cell culturing systems and has co-authored numerous publications and abstracts on biochemical engineering and cell physiology.

Corporate Governance
The Board of Directors also approved several other corporate governance changes. The Company announced its plans to strengthen the capabilities of its Board of Directors by initiating a search for two new board members with a preference given to pharmaceutical product development experience and with general management experience in the health-care or life-science sector. The Board also established a term limit and an age limit for Directors. Under the new governance structure, unless the Board determines that an independent Director is strategically critical to the Company at the date of re-election, a Director shall not be re-elected beyond ten years of service or the age of 75.

About Novavax Inc.
Novavax, Inc. is a specialty biopharmaceutical company engaged in the research, development and commercialization of proprietary products focused on drug delivery and vaccine development. Novavax sells, markets, and distributes a line of women’s health prescription pharmaceuticals through its specialty sales force calling on obstetricians and gynecologists throughout the United States including ESTRASORB, its topical emulsion for estrogen therapy. Novavax’s micellar nanoparticle technology involves the use of patented oil and water nanoemulsions that it believes can be used as vehicles for the topical delivery of a wide variety of drugs and other therapeutic products, including hormones. In addition, Novavax conducts research and development on preventative and therapeutic vaccines and proteins for a variety of infectious diseases, including HIV, influenza, SARS and E-selectin tolerogen for the prevention of stroke.

Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding product sales, future product development and related clinical trials and statements regarding future research and development. Novavax’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of clinical studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. Additional information is contained in Novavax’s annual report on Form 10K for the year ended December 31, 2004. incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s Form 10K. Copies of the filing may be obtained by contacting Novavax at 508 Lapp Road, Malvern, PA 19355 Tel 484-913-1200 or the SEC at www.sec.gov.

For further information:
INVESTOR RELATIONS
Nelson M. Sims, President and CEO
Rita Freedman, Manager Investor Relations
Novavax Inc.
Tel: (484) 913-1200
Email: rfreedman@novavax.com